SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the  Securities Exchange Act of 1934

Amendment No.

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PHOTOMEDEX, INC.

(Name of Registrant as Specified In Its Charter)

(Name(s) of Person(s) Filing Proxy Statement, if other than the Registrant)

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[PHOTOMEDEX LETTERHEAD]

November 18, 2003

Dear Fellow Stockholders:

I am proud to report that 2002 was an important, foundation laying, year for the Company to transition smoothly into its bright and promising future. We are destined to become a large and successful healthcare company. The XTRAC® is being launched from a strong base of support, including 7 million psoriasis patients, 3 million vitiligo patients, 15 million atopic dermatitis patients, 11,000 dermatologists, economic support from the reimbursement system and endorsements and clinical outcome support from the key opinion leaders in Dermatology. The input and convictions of our physician partners and their patients has reinforced my belief that our product is enhancing patient health and quality of life; and with reimbursement intact our business model will provide substantial and sustainable growth for the Company and its physician partners. Through the acquisition of Surgical Laser Technologies, Inc., we broadened our product line and increased the depth of our management team, manufacturing capabilities and technical resources. We will continue to build our existing product lines and be opportunistic about expanding the breadth and scope of our offerings.

As stated in my letter to you last year, our mission for 2002 was to:

1.	advance the domestic reimbursement process;

2.	evolve the current XTRAC®technology;

3.	expand and solidify our large foundation of clinical investigators and key opinion leaders; and

4.	further develop and expand our international distribution network.

We accomplished our mission in 2002, but the reimbursement cycle is not complete. We finalized the CPT process and successfully obtained multiple codes, not just one as originally thought. Favorable Medicare rates were established in December 2002 and became effective on March 1, 2003. In 2003, we will need to complete the transition for the private insurance providers to adopt official medical policies to cover the XTRAC® therapy. Our participation in the premier dermatology conferences and the attention received by the XTRAC® at the shows and industry publications again validated our expectation of the prominent role the XTRAC will provide in psoriasis and vitiligo treatment.

We redesigned the XTRAC® to make it easier to use, more reliable and more robust. We received FDA market clearance to expand its application to treat leukoderma, which is the loss of skin pigmentation due to scars from injury or stretch marks. We raised an additional $6 million in working capital to add to the Company’s liquidity and expanded our international sales reach, through the utilization of distributors, to a total of 35 countries.

I am proud to be the President and CEO of PhotoMedex, I am proud of the enthusiasm and pride exhibited by our employees. We are grateful to our shareholders and our medical partners for their ongoing support. We are privileged to serve our XTRAC® patients and we are committed to improving the growth of our business to enhance shareholder value.

Sincerely,

/s/ JEFFREY F. O’DONNELL

Jeffrey F. O’Donnell

President & Chief Executive Officer

PHOTOMEDEX, INC.

a Delaware corporation

EXECUTIVE OFFICES

147 Keystone Drive

Montgomeryville, Pennsylvania 18936

(215) 619-3600

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 16, 2003

TO THE STOCKHOLDERS OF PHOTOMEDEX, INC.:

The Annual Meeting of Stockholders (the “Meeting”) of PhotoMedex, Inc., a Delaware corporation (“we,” “us” or “our”), will be held at our executive offices at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, on December 16, 2003, at 9:00 a.m., local time, to consider and vote on the following proposals:

PURPOSE OF MEETING

(1) To elect to our Board of Directors seven (7) directors, to serve until our next Annual Meeting of Stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal.

(2) To consider and vote upon an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 shares to 75,000,000 shares.

(3) To approve an amendment to our Amended and Restated 2000 Stock Option Plan (the “2000 Stock Option Plan”) to increase the number of shares of our common stock reserved for issuance thereunder from 2,000,000 to 3,350,000 shares.

(4) To approve an amendment to our Amended and Restated 2000 Non-Employee Director Stock Option Plan (the “2000 Non-Employee Director Plan”) to increase the number of shares of our common stock reserved for issuance thereunder from 650,000 to 1,000,000 shares.

(5) To transact such other business as may properly come before the Meeting and any adjournments thereof.

ONLY STOCKHOLDERS OF RECORD AT THE CLOSE OF BUSINESS ON OCTOBER 17, 2003 (THE “RECORD DATE”) ARE ENTITLED TO NOTICE OF AND TO VOTE AT THE MEETING.

PLEASE FILL IN, SIGN, DATE, AND RETURN THE ENCLOSED PROXY TO STOCK TRANS, INC., 44 WEST LANCASTER AVENUE, ARDMORE, PENNSYLVANIA 19003, ATTN: PROXY SERVICES, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. A RETURN ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.

PHOTOMEDEX, INC.

By:	/s/ JEFFREY F. O’DONNELL

Jeffrey F. O’Donnell Chief Executive Officer

Montgomeryville, Pennsylvania

Date: November 18, 2003

PHOTOMEDEX, INC.

a Delaware corporation

EXECUTIVE OFFICES

147 Keystone Drive

Montgomeryville, Pennsylvania 18936

(215) 619-3600

PROXY STATEMENT

This Proxy Statement is furnished to the stockholders of PhotoMedex, Inc., a Delaware corporation (“we, “ “us” or “our”), in connection with the Annual Meeting of Stockholders (the “Meeting”) to be held at our executive offices at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, on December 16, 2003 at 9:00 a.m., local time.

The Meeting will be held to consider and vote on the following proposals:

PURPOSE OF MEETING

(1) To elect to our Board of Directors seven (7) directors, to serve until our next Annual Meeting of Stockholders or until their successors are elected and qualify, subject to their prior death, resignation or removal.

(2) To consider and vote upon an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 shares to 75,000,000 shares.

(3) To approve an amendment to our Amended and Restated 2000 Stock Option Plan (the “2000 Stock Option Plan”) to increase the number of shares of our common stock reserved for issuance thereunder from 2,000,000 to 3,350,000 shares.

(4) To approve an amendment to our Amended and Restated 2000 Non-Employee Director Stock Option Plan (the “2000 Non-Employee Director Plan”) to increase the number of shares of our common stock reserved for issuance thereunder from 650,000 to 1,000,000 shares.

(5) To transact such other business as may properly come before the Meeting and any adjournments thereof.

The list of all stockholders of record on October 17, 2003 will be available at the Meeting and at our offices at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, (215) 619-3600, for the ten (10) days preceding the Meeting.

Requests should be addressed to PhotoMedex, Inc., Jeffrey F. O’Donnell, Chief Executive Officer, 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, (215) 619-3600.

INCORPORATION BY REFERENCE

We are currently subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and, in accordance therewith, file reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). You may inspect and copy these materials at the Public Reference Room of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549. Please call the Commission at 1-800-SEC-0330 for more information on the Public Reference Room. You may also find our commission filings at the Commission’s website at www.sec.gov. You may also inspect reports and other information concerning us at the offices of The Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006. We intend to furnish our stockholders with annual reports containing audited financial statements and such other periodic reports as we may determine to be appropriate or as may be required by law.

Upon written request, we will provide, without charge: (i) a copy of the exhibits to this Proxy Statement, and (ii) a copy of our Annual Report on Form 10-K, for the year ended December 31, 2002, to any stockholder of record or any stockholder who owned common stock listed in the name of a bank or broker, as nominee, at the close of business on the Record Date.

Requests should be addressed to us, to the attention of PhotoMedex, Inc., Jeffrey F. O’Donnell, Chief Executive Officer, 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, (215) 619-3600.

INFORMATION CONCERNING SOLICITATION AND VOTING

The following information is provided to stockholders to explain the use of this Proxy Statement for this Meeting:

Record Date

Only stockholders of record at the close of business on October 17, 2003 (the “Record Date”) are entitled to vote at the Meeting. Our common stock is our only class of voting securities. As of the Record Date, we had issued and outstanding 37,732,389 shares of common stock of record.

Revocability of Proxies

A PROXY FOR USE AT THE MEETING IS ENCLOSED. ANY STOCKHOLDER WHO EXECUTES AND DELIVERS A PROXY HAS THE RIGHT TO REVOKE IT AT ANY TIME BEFORE ITS EXERCISE BY FILING WITH OUR CORPORATE SECRETARY AN INSTRUMENT REVOKING IT OR A DULY EXECUTED PROXY BEARING A LATER DATE. IN ADDITION, A STOCKHOLDER MAY REVOKE A PROXY PREVIOUSLY EXECUTED BY HIM BY ATTENDING THE MEETING AND ELECTING TO VOTE IN PERSON.

Voting and Solicitation

We will bear the entire cost of solicitation of proxies, including preparation, assembly and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding shares of the common stock in their names that are beneficially owned by others to forward to these beneficial owners. We may reimburse persons representing beneficial owners for their costs of forwarding the solicitation material to the beneficial owners. Solicitation will be primarily by mail, but may also be made by telephone, fax transmission or personal contact by us. Proxies are being solicited by our directors, officers or employees, who will not receive any additional compensation for such services. In addition, we have retained StockTrans, Inc. to assist us in the solicitation of proxies for a fee of approximately $7,000, plus reasonable out-of-pocket expenses. Shares of common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated thereon. In the absence of specific instructions to the contrary, properly executed proxies will be voted for each of the proposals described above. No business other than that set forth in the accompanying Notice of Annual Meeting of Stockholders is expected to come before the Meeting. Should any other matter requiring a vote of stockholders properly arise, the persons named in the enclosed form of proxy will vote such proxy in accordance with the recommendation of the Board of Directors.

Each share of common stock is entitled to one vote for each share held as of record, and there are no preemptive rights. Our current Certificate of Incorporation (the “Certificate of Incorporation”) and Bylaws do not provide for cumulative voting for the election of directors or any other purpose.

Quorum; Abstentions; Broker Non-Votes

Shares representing 50% of the voting power of the 37,732,389 shares of common stock outstanding on the Record Date, which have voting rights, must be represented at the Meeting to constitute a quorum for conducting business. In the absence of a quorum, the stockholders present in person or by proxy, by majority vote and without further notice, may adjourn the meeting from time to time until a quorum is attained. At any reconvened meeting following such adjournment at which a quorum shall be present, any business may be transacted which might have been transacted at the Meeting as originally notified.

The required quorum for the transaction of business at the Meeting is a majority of the votes eligible to be cast by holders of shares of common stock issued and outstanding on the Record Date. Shares that are voted “FOR” or “AGAINST” a matter are treated as being present at the Meeting for purposes of establishing a quorum and are also treated as shares entitled to vote at the Meeting (the “Votes Cast”) with respect to such matter.

We will count abstentions for purposes of determining both: (i) the presence or absence of a quorum for the transaction of business, and (ii) the total number of Votes Cast with respect to a proposal (other than the election of directors). Accordingly, abstentions will have the same effect as a vote against the proposal.

Further, we intend to count broker non-votes for the purpose of determining the presence or absence of a quorum for the transaction of business, although broker non-votes will not be counted for purposes of determining the number of Votes Cast with respect to the particular proposal on which the broker has expressly not voted. Thus, a broker non-vote will not affect the outcome of the voting on a proposal.

Deadline for Receipt of Stockholder Proposals

Proposals of our stockholders that are intended to be presented by such stockholders at our next Annual Meeting of Stockholders for the fiscal year ending December 31, 2003 must be received by us no later than January 31, 2004, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

DIRECTORS AND EXECUTIVE OFFICERS

Our Directors and Executive Officers

We currently have seven (7) members on our Board of Directors. All seven (7) members of our current Board of Directors have been nominated for election at the annual meeting to hold office until the next annual meeting or until their successors are elected and qualify, subject to their prior death, resignation or removal. See “Proposal 1 – Election of Directors.” Officers serve at the discretion of the Board of Directors. There are no family relationships among any of our directors and executive officers.

The following sets forth certain biographical information concerning our current directors and executive officers:

Name	Position	Age
Richard J. DePiano	Non-Executive Chairman of the Board of Directors	61
Jeffrey F. O’Donnell	Director, President and Chief Executive Officer	43
Dennis M. McGrath	Chief Financial Officer and Vice President – Finance and Administration	46
Michael R. Stewart	Executive Vice President of Corporate Operations	46
John J. McAtee, Jr.	Director	66
Alan R. Novak	Director	69
Samuel E. Navarro	Director	47
Warwick Alex Charlton	Director	43
Anthony J. Dimun	Director	59

Richard J. DePiano was appointed to our Board of Directors in May 2000 and was unanimously elected to serve as Non-Executive Chairman of the Board on January 31, 2003. Mr. DePiano has been a director of Escalon Medical Corp., a publicly traded healthcare business specializing in the development and marketing of ophthalmic devices and pharmaceutical and vascular access products, since February 1996, and has served as its Chairman and Chief Executive Officer since March 1997. Mr. DePiano has been the Chief Executive Officer of the Sandhurst Company, L.P. and Managing Director of the Sandhurst Venture Fund since 1986. Mr. DePiano was also the Chairman of the Board of Directors of Surgical Laser Technologies, Inc. (“SLT”) prior to its acquisition by PhotoMedex, Inc.

Jeffrey F. O’Donnell joined us in November 1999 as our President and Chief Executive Officer and has served as a member of our Board of Directors since that date. Prior to that, Mr. O’Donnell joined Radiance Medical Systems, Inc. (formerly Cardiovascular Dynamics) and served as its Vice President of Sales and Marketing from 1995 to 1997, and then from 1997 to 1999, served as its as President and Chief Executive Officer, and subsequently assumed a role as a non-executive chairman of the board. Previously, from 1994 to 1995, Mr. O’Donnell held the position of President and Chief Executive Officer of Kensey Nash Corporation. Additionally, he has held several senior sales and marketing management positions at Boston Scientific, Guidant and Johnson & Johnson Orthopedic. In addition, Mr. O’Donnell is currently a director of Endologix, Inc., Escalon Medical Corp., Cardiac Sciences and Replication Medical Inc.

Dennis M. McGrath was appointed Chief Financial Officer and Vice President-Finance and Administration in January 2000. From September 1999 to January 2000, Mr. McGrath served as the Chief Financial Officer of the Think New Ideas division of AnswerThink Consulting Group, Inc., a public company specializing in installing and managing computer systems and software. From September 1996 to September 1999, Mr. McGrath was the Chief Financial Officer and Executive Vice-President–Operations of TriSpan Internet Commerce Solutions, a technology consulting company. Mr. McGrath is a certified public accountant and graduated with a B.S. in accounting from La Salle University in 1979. Mr. McGrath holds a license from the states of Pennsylvania and New Jersey as a certified public accountant.

Michael R. Stewart was appointed Executive Vice President of Corporate Operations on December 27, 2002 immediately following the acquisition of SLT. From July 1999 to the acquisition, Mr. Stewart was the President and Chief Executive Officer of SLT and from October 1990 to July 1999 he served as SLT’s Vice President Finance and Chief Financial Officer. Mr. Stewart graduated from LaSalle University with a B.S. in accounting and received an M.B.A. from La Salle University in 1986. Mr. Stewart passed the CPA examination in New York in 1986.

John J. McAtee, Jr., has been a member of our Board of Directors since March 4, 1998. From March 4, 1998 until March 8, 1999, Mr. McAtee served as the Non-Executive Chairman of the Board of Directors. From 1990 to 1996, Mr. McAtee was Vice Chairman of Smith Barney, Inc., now known as Salomon Smith Barney, one of the world’s largest investment banking and brokerage firms. Before that, Mr. McAtee was a partner in the New York law firm of Davis Polk & Wardwell for more than twenty years. Mr. McAtee is a graduate of Princeton University and Yale Law School. Mr. McAtee is also a director of Jacuzzi Brands, Inc., a diversified industrial corporation, whose primary business is the manufacture and sale of bath and plumbing products.

Alan R. Novak was appointed to our Board of Directors in October 1997. Mr. Novak is Chairman of Infra Group, L.L.C., an international project finance and development company. He is also Chairman of Lano International, Inc., a real estate development company. Mr. Novak is a graduate of Yale University, Yale Law School, and Oxford University as a Marshall Scholar. Mr. Novak practiced law at Cravath, Swaine & Moore and Swidler & Berlin, Chartered. His public service includes three years as an officer in the United States Marine Corps., a U.S. Supreme Court clerkship with Justice Potter Stewart, Senior Counsel to Senator Edward M. Kennedy, Senior Executive Assistant to Undersecretary of State, Eugene Rostow, and the Executive Director of President Johnson’s Telecommunications Task Force. Mr. Novak was appointed by President Carter and served for five years as Federal Fine Arts Commissioner.

Samuel E. Navarro was appointed to our Board of Directors in January 2000. Mr. Navarro is an acknowledged authority on the medical device and health care business and since March 2001 has served as the Managing Director of the Galleon Group, a $5 billion hedge fund based in New York City. Prior to joining Galleon, Mr. Navarro was the Global Head of Health Care Corporate Finance at ING Barings. Prior to joining ING Barings in 1998, Mr. Navarro was managing director of equity research for the medical technology sector for Union Bank of Switzerland. Mr. Navarro holds a B.S. in engineering from the University of Texas, an M.S. degree in engineering from Stanford University and an M.B.A. from the Wharton School.

Warwick Alex Charlton was appointed to the Board of Directors and served as the Non-Executive Chairman of the Board of Directors from March 8, 1999 to January 31, 2003. Mr. Charlton is a senior member of the executive management staff of each of True North Capital Ltd., a fund management group which provides management and acquisition advisory services with a specialty in the healthcare industry, and True North Partners, LLC, a consulting group which also serves as the fund advisor for True North Capital Ltd. Mr. Charlton has 20 years of business experience, consisting of ten years of line management experience and nine years in the consulting profession (previously with Booz Allen & Hamilton and the Wilkerson Group). Mr. Charlton received an honors degree in Marketing from the University of Newcastle and an M.B.A. from Cranfield Institute of Technology. Mr. Charlton was formerly a Vice President of CSC Healthcare, Inc. and serves as a member of the Board of Directors of Intercure, Inc. and as an advisor to the Board of Directors of Balance Pharmaceuticals, Inc.

Anthony J. Dimun was appointed to our Board of Directors on October 3, 2003. He has served as Chairman of Nascent Enterprises, LLC, a medical device venture advisory firm, since May 2001. He also has served as the Managing Director and Chief Executive Officer of Strategic Concepts, Inc., a financial advisory company with specific focus on venture capital and merger and acquisition transactions, since 1987. From March 1991 to May 2001, Mr. Dimun served as Executive Vice President and Chief Financial Officer of Vital Signs, Inc., a publicly held anesthesia and respiratory medical device company and currently serves as a director of Vital Signs, Inc. Mr. Dimun also serves as a member of the Board of Trustees of the New Jersey Center for Biomaterials, a non-profit collaboration of the three leading New Jersey universities. Prior to 1991, Mr. Dimun held positions as a Certified Public Accountant with several national accounting firms and served as Senior Vice President for an international merchant banking firm.

Board Meetings and Director Compensation

The Board of Directors met 11 times in 2002. 50% of the directors attended 100% of the meetings. No director attended fewer than 82% of the meetings.

Directors who are also our employees receive no separate compensation for serving as directors or as members of Board committees. Directors who are not our employees are compensated under the 2000 Non-Employee Director Stock Option Plan. As discussed below, each outside director was granted in 2002 a non-qualified option on 20,000 shares of common stock, and in 2003 has been granted a non-qualified option on 35,000 shares of common stock. Starting in 2003, each outside director will receive an annual retainer of $20,000 and will also be paid $1,000 for personal attendance at each meeting of the Board and each committee meeting held not in conjunction with meetings of the Board itself, and $500 for telephonic attendance at each Board or committee meeting, excluding meetings of limited scope and duration.

Compensation, Nominations and Corporate Governance and Audit Committees; Committee Interlocks and Insider Participation

The Board of Directors has a Compensation Committee. In the year ended December 31, 2002, the members of the Committee were Messrs. Charlton, McAtee and Novak. Messrs. McAtee, Novak and Dimun currently serve as members of the Compensation Committee. Mr. Charlton resigned as a member of the Compensation Committee on October 28, 2003. The Committee reviews executive compensation from time to time and reports to the Board of Directors, which makes all decisions. The Compensation Committee adheres to several guidelines in carrying out its responsibilities, including performance by the employees, our performance, enhancement of stockholder value, growth of new businesses and new markets and competitive levels of fixed and variable compensation. The Compensation Committee reviews and approves the annual salary and bonus for each executive officer (consistent with the terms of any applicable employment agreement), reviews, approves and recommends terms and conditions for all employee benefit plans (and changes thereto) and administers our stock option plans and such other employee benefit plans as may be adopted by us from time to time. The Compensation Committee met two times in 2002.

The Board of Directors has a Nominations and Corporate Governance Committee. In the year ended December 31, 2002, the members of the Nominations and Corporate Governance Committee were Messrs. O’Donnell, Charlton and McAtee. Messrs. DePiano, McAtee and Novak currently serve as members of the Nominations and Corporate Governance Committee. Mr. McAtee serves as the Chairman of the Nominations and Corporate Governance Committee. The Nominations and Corporate Governance Committee oversees our corporate governance and Board membership matters. The Nominations and Corporate Governance Committee is responsible for developing and overseeing the Board’s corporate governance principles and a code of conduct applicable to members of the Board, and our officers and employees, and for monitoring the independence of the Board. The Nominations and Corporate Governance Committee also determines Board membership qualifications, selects, evaluates, and recommends to the Board nominees to fill vacancies as they arise, reviews the performance of the Board, and is responsible for director education.

Finally, the Board of Directors has an Audit Committee. In the year ended December 31, 2002, the members of the Audit Committee were Messrs. DePiano, McAtee and Charlton. Messrs. DePiano, McAtee, Novak and Dimun currently serve as members of the Audit Committee. Mr. DePiano serves as the Chairman of the Audit Committee. Mr. Dimun became a member of the Audit Committee on October 10, 2003. The Audit Committee reports to the Board of Directors regarding the appointment of our independent auditors, the scope and fees of the prospective annual audit and the results thereof, compliance with our accounting and financial policies and management’s procedures and policies relative to the adequacy of our system of internal accounting controls. The Audit Committee met seven times in 2002. The Audit Committee operates under a charter, a copy of which was filed with our proxy statement in connection with our June 10, 2002 annual meeting of stockholders.

Compliance with Section 16 of the Securities Exchange Act of 1934

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our directors and executive officers and beneficial holders of more than 10% of our common stock to file with the Commission initial reports of ownership and reports of changes in ownership and reports of changes in ownership of our equity securities. As of the date of this Proxy Statement, we believe that all reports needed to be filed have been filed in a timely manner for the year ended December 31, 2002.

REPORT OF THE AUDIT COMMITTEE

The responsibilities of the Audit Committee of our Board of Directors are set forth in the Audit Committee Charter. The Audit Committee assists the full Board of Directors in fulfilling its responsibilities for oversight of the quality and integrity of our financial reporting processes. Our management prepares financial statements and establishes the systems of internal controls and other disclosures.

In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements with management, including a discussion of the acceptability as well as the appropriateness, of significant accounting principles. The Audit Committee also reviewed with management the reasonableness of significant estimates and judgments made in preparing the financial statements as well as the clarity of the disclosures in the financial statements. The Audit Committee reviewed with our independent auditors, KPMG LLP, their judgments as to the acceptability as well as the appropriateness of our application of accounting principles. KPMG LLP has the responsibility for expressing an opinion on the conformity of our annual financial statements with U.S. generally accepted accounting principles. The Audit Committee also discussed with KPMG LLP such other matters as are required to be discussed under Statement on Auditing Standards No. 61 (Communications with Audit Committees) and otherwise as required under U.S. generally accepted auditing standards. In addition, the Audit Committee discussed with KPMG LLP its independence from management and us, including the impact of non-audit-related services provided to us and the matters included in the written disclosures required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with KPMG LLP the overall scope and plans for their audit of our final 2002 financial statements. The Audit Committee meets with KPMG LLP, with and without management present, to discuss the results of their audits, their opinions of our system of internal controls and the overall quality of our financial reporting. The Audit Committee held seven meetings in 2002.

In reliance on the reviews and discussions noted above, the Audit Committee recommended to the full Board of Directors, and the Board of Directors has approved, that the audited financial statements for the three (3) years ended December 31, 2002, be included in the Annual Report on Form 10-K for the year ended December 31, 2002 for filing with the Commission. The Committee has also appointed KPMG LLP to be our independent auditors for 2003.

Members of the Audit Committee:

Richard J. DePiano	John J. McAtee, Jr.	Alan R. Novak

We incurred the following fees to KPMG LLP, our independent auditors, for services rendered during the year ended December 31, 2002: a total of (i) $68,569 for the audit of our financial statements for fiscal 2002 and the reviews of the financial statements included in each of our Quarterly Reports on Form 10-Q for the year ended December 31, 2002, and an additional $68,500 incurred in fiscal 2003 to complete the audit for the year ended December 31, 2002; and (ii) $45,000 for other audit-related fees, including consultation and assistance with registration statements.

The Audit Committee of the Board determined that the services performed by KPMG LLP other than audit services are not incompatible with KPMG LLP maintaining its independence.

Notwithstanding any reference in our prior or future filings with the Commission which purport to incorporate this Proxy Statement by reference into another filing, such incorporation does not include any material included herein under the caption “Report of the Audit Committee.”

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning compensation of certain of our executive officers, including our Chief Executive Officer and all other executive officers, or the Named Executives, whose total annual salary and bonus exceeded $100,000, for the years ended December 31, 2002, 2001 and 2000:

	Annual Compensation			Long Term Compensation Awards
Name	Year	Salary($)	Bonus ($)	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Options/ SARs (#)	LTIP Payouts ($)	Payouts All Other Compensation ($)
Jeffrey F. O’Donnell	2002	350,000	100,000	12,000	0	0	0	0
	2001	350,000	140,000	12,000	0	125,000	0	0
	2000	285,697	126,500	12,000	0	125,000	0	0

Dennis M. McGrath	2002	285,000	85,000	12,000	0	0	0	0
	2001	285,000	114,000	12,000	0	110,000	0	0
	2000	205,961	82,500	12,000	0	350,000	0	0

Michael R. Stewart	2002	1,808	0	0	0	150,000	0	0

Timothy S. Eberhardt	2002	175,000	17,000	12,000	0	0	0	0
	2001	175,000	0	12,000	0	85,000	0	0
	2000	108,365	35,175	12,000	0	175,000	0	0

Employment Agreements and Termination of Employment and Change of Control Agreements

Employment Agreement with Jeffrey F. O’Donnell. In November 1999, we entered into a three-year employment agreement with Jeffrey F. O’Donnell to serve as our President and Chief Executive Officer. We amended and restated that agreement on August 1, 2002. This agreement runs until December 31, 2003 and will expire then if due notice is given. If due notice is not given by December 1, 2003, then the Agreement will renew for an additional year and so on. Mr. O’Donnell’s current base salary is $350,000 per year. If we terminate Mr. O’Donnell other than for “cause” (which definition includes nonperformance of duties or competition of the employee with our business), then he will receive severance pay equal to $350,000, payable over 12 months. But if on or after a change of control, Mr. O’Donnell becomes entitled to severance pay by virtue of provisions related to the change of control, then he may become entitled to severance equal to 200% of his then base salary in a lump sum. In April 2003, we granted options to purchase up to 125,000 shares of common stock to Mr. O’Donnell.

Employment Agreement with Dennis M. McGrath. In November 1999, we entered into a three-year employment agreement with Dennis M. McGrath to serve as our Chief Financial Officer and Vice President-Finance and Administration. We amended and restated that agreement on August 1, 2002. This agreement runs until December 31, 2003 and will expire then if due notice is given. If due notice is not given by December 1, 2003, then the Agreement will renew for an additional year and so on. Mr. McGrath’s current base salary is $285,000 per year. If we terminate Mr. McGrath other than for “cause” (which definition includes nonperformance of duties or competition of the employee with our business), then he will receive severance pay equal to $285,000, payable over 12 months. But if on or after a change of control, Mr. McGrath becomes entitled to severance pay by virtue of provisions related to the change of control, then he may become entitled to severance equal to 200% of his then base salary in a lump sum. In April 2003, we granted options to purchase up to 110,000 shares of common stock to Mr. McGrath.

Employment Agreement with Michael R. Stewart. Effective December 27, 2002, Michael R. Stewart became our Executive Vice President of Corporate Operations, pursuant to a written employment agreement. Mr. Stewart’s current base salary is $235,000 per year. The agreement runs until December 31, 2003 and will expire then if due notice is given. If due notice is not given by December 1, 2003, then the agreement will renew for an additional year and so on. If we terminate Mr. Stewart other than for “cause” (which definition includes nonperformance of duties or competition of the employee with our business), then he will receive severance pay equal to $235,000, payable over 12 months. But if on or after a change of control, Mr. Stewart becomes entitled to severance pay by virtue of provisions related to the change of control, then he may become entitled to severance equal to 200% of his then base salary, payable over 12 months. As part of his agreement, Mr. Stewart was granted in the year ended December 31, 2002 stock options on 150,000 shares of common stock and was further granted under the agreement stock options on 75,000 shares of common stock in January 2003.

In July 2003, Timothy S. Eberhardt resigned as our Chief Operating Officer and Vice President of Operations and General Manager for the Carlsbad facility.

Termination of Employment and Change of Control Agreements. We have employment agreements with Messrs. O’Donnell, McGrath and Stewart. These agreements, as described above in “Executive Compensation,” provide for severance upon termination of employment, whether in context of a change of control or not. We also have arrangements with other key employees under which we would be obliged to pay compensation upon their termination outside a context of change of control, and, for a lesser number of key employees, by virtue of a change of control. Supposing that all such executive officers and key employees were terminated other than for cause and not within a change of control, we had an aggregate commitment of approximately $1,728,000 at December 31, 2002 for severance and related compensation. On the other hand, the obligation for such compensation that would arise in favor of the executive officers and certain key employees by virtue of a change of control was approximately $1,976,000 at December 31, 2002.

Stock options held by Messrs. O’Donnell, McGrath and Stewart and certain other of our employees that may not vest before a change of control will become immediately exercisable in the event of a change of control. Further, in the event of the termination of employment of Messrs. O’Donnell or McGrath other than for “cause” or in connection with a change of control, the stock options granted to them that might otherwise have vested over the 12 month period following the date of such termination will become immediately exercisable.

Limitation on Directors’ Liabilities; Indemnification of Officers and Directors.

Our Certificate of Incorporation and Bylaws designate the relative duties and responsibilities of our officers, establish procedures for actions by directors and stockholders and other items. Our Certificate of Incorporation and Bylaws also contain extensive indemnification provisions, which will permit us to indemnify our officers and directors to the maximum extent, provided by Delaware law. Pursuant to our Certificate of Incorporation and under Delaware law, our directors are not liable to us or our stockholders for monetary damages for breach of fiduciary duty, except for liability in connection with a breach of duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for dividend payments or stock repurchases illegal under Delaware law or any transaction in which a director has derived an improper personal benefit.

We have adopted a form of indemnification agreement, which provides the indemnitee with the maximum indemnification allowed under applicable law. Since the Delaware statutes are non-exclusive, it is possible that certain claims beyond the scope of the statute may be indemnifiable. The indemnification agreement provides a scheme of indemnification, which may be broader than that specifically provided by Delaware law. It has not yet been determined, however, to what extent the indemnification expressly permitted by Delaware law may be expanded, and therefore the scope of indemnification provided by the indemnification agreement may be subject to future judicial interpretation.

The indemnification agreement provides that we are to indemnify an indemnitee, who is or was a party or becomes a party or is threatened to be made a party to any threatened, pending or completed action or proceeding whether civil, criminal, administrative or investigative by reason of the fact that the indemnitee is or was one of our directors, officers, key employees or agents. We are to advance all expenses, judgments, fines, penalties and amounts paid in settlement (including taxes imposed on indemnitee on account of receipt of such payouts) incurred by the indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding as described above. The indemnitee is to repay such amounts advanced only if it shall be ultimately determined that he or she is not entitled to be indemnified by us. The advances paid to the indemnitee by us are to be delivered within 20 days following a written request by the indemnitee. Any award of indemnification to an indemnitee, if not covered by insurance, would come directly from our assets, thereby affecting a stockholder’s investment.

At present, there is no pending litigation or proceeding involving an indemnitee where indemnification would be required or permitted under the indemnification agreements.

Directors’ and Officers’ Liability Insurance

We have obtained directors’ and officers’ liability insurance with a $5,000,000 limit of liability. The policy period began on February 25, 2003 and will continue for one year.

Option/SAR Grants Table

The following table sets forth certain information concerning grants of stock options to the Named Executives, for the year ended December 31, 2002:

	Individual Grants				Potential Realizable Value at Assumed Annual Rate of Stock Price Appreciation For Option Term (1)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Name	Number of Securities Underlying Options/SARs Granted (#)	% of Total Options/SARs Granted to Employees In Fiscal Year	Exercise Or Base Price ($/Share) (1)	Expiration Date (1)	5% ($)	10% ($)
Michael R. Stewart	150,000	41.96%	1.85	12/27/07	90,000	186,000

1.	This chart assumes a market price of $1.92 for the common stock, the closing sale price for our common stock in the NASDAQ National Market System as of December 31, 2002, as the assumed market price for the common stock with respect to determining the “potential realizable value” of the shares of common stock underlying the options described in the chart, as reduced by any lesser exercise price for such options. Further, the chart assumes the annual compounding of such assumed market price over the relevant periods, without giving effect to commissions or other costs or expenses relating to potential sales of such securities. Our common stock has a very limited trading history. These values are not intended to forecast the possible future appreciation, if any, price or value of the common stock.

Option Exercises and Year-End Values

The following table sets forth information with respect to the exercised and unexercised options to purchase shares of common stock for the Named Executives held by them at December 31, 2002:

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at December 31, 2002		Value of Unexercised In the Money Options at December 31,2002(2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey F. O’Donnell	0	0	621,354	153,646	$27,188	$81,563
Dennis M. McGrath	0	0	442,604	142,396	23,925	71,775
Michael R. Stewart	0	0	37,500	112,500	2,625	7,875
Timothy S. Eberhardt	0	0	153,438	106,562	26,100	26,100

(1)	Represents an amount equal to the number of options multiplied by the difference between the closing sale price for the common stock in the NASDAQ National Market System on the date of exercise and any lesser exercise price.

(2)	Represents an amount equal to the number of options multiplied by the difference between the closing sale price for the common stock in the NASDAQ National Market System on December 31, 2002 ($1.92 per share) and any lesser exercise price.

Amended and Restated 2000 Stock Option Plan

General. The Amended and Restated 2000 Stock Option Plan, or the 2000 Stock Option Plan, was adopted by the Board of Directors on May 15, 2000, and was approved by our stockholders on July 18, 2000. We initially reserved for issuance thereunder an aggregate of 1,000,000 shares of common stock and increased this to 2,000,000 shares of common stock, pursuant to the affirmative vote of the stockholders on June 10, 2002. The 2000 Stock Option Plan provides for the grant to our employees of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, and for the grant to employees and consultants of non-statutory stock options. As of October 17, 2003, we had granted outstanding and unexpired options to purchase up to 1,784,638 shares of common stock to eligible persons under the 2000 Stock Option Plan, out of which 61,458 had been exercised and 1,723,180 remained unexercised. An additional 215,362 shares are reserved for issuance under the 2000 Stock Option Plan.

A description of the 2000 Stock Option Plan is set forth below. The description is intended to be a summary of the material provisions of the 2000 Stock Option Plan and does not purport to be complete.

The general purposes of the 2000 Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants and to promote the success of our business. It is intended that these purposes will be effected through the granting of stock options, which may be either “incentive stock options” as defined in Section 422 of the Code or “non-qualified stock options.”

The 2000 Stock Option Plan provides that options may be granted to our employees (including officers and directors who are employees) and consultants, or of any of our parents or subsidiaries. Incentive stock options may be granted only to employees. An employee or consultant who has been granted an option may, if otherwise eligible, be granted additional options.

Administration of and Eligibility under 2000 Stock Option Plan. The 2000 Stock Option Plan, as adopted, provides for the issuance of options to purchase shares of common stock to our officers, directors, employees, independent contractors and consultants and those of our subsidiaries as an incentive to remain in the employ of or to provide services to us. The 2000 Stock Option Plan authorizes the issuance of incentive stock options, or ISOs, non-qualified stock options, or NSOs, and stock appreciation rights, or SARs, to be granted by a committee to be established by the Board of Directors, to administer the 2000 Stock Option Plan, or if no such committee is established, then by the Board of Directors, either of which will consist of at least two non-employee directors, as such term is defined under Rule 16b-3 of the Exchange Act, and shall qualify as outside directors, for purposes of Section 162(m) of the Code. The Compensation Committee has been charged by the Board of Directors to administer all option plans.

Subject to the terms and conditions of the 2000 Stock Option Plan, the committee will have the sole authority to: (a) determine the persons, or optionees, to whom options to purchase shares of common stock and SARs will be granted, (b) determine the number of options and SARs to be granted to each such optionee, (c) determine the price to be paid for each share of common stock upon the exercise of each option and the manner in which each option may be exercised, (d) determine the period within which each option and SAR will be exercised and any extensions thereof, (e) determine the type of stock options to grant, (f) interpret the 2000 Stock Option Plan and award agreements under the 2000 Stock Option Plan, and (g) determine the terms and conditions of each such stock option agreement and SAR agreement which may be entered into between us and any such optionee.

All of our officers, directors and employees, and those of our subsidiaries and certain of our consultants and other persons providing significant services to us will be eligible to receive grants of options and SARs under the 2000 Stock Option Plan. However, only our employees are eligible to be granted ISOs.

Stock Option Agreements. All options granted under the 2000 Stock Option Plan will be evidenced by an option agreement or SAR agreement between us and the optionee receiving such option or SAR. Provisions of such agreements entered into under the 2000 Stock Option Plan need not be identical and may include any term or condition which is not inconsistent with the 2000 Stock Option Plan and which the committee deems appropriate for inclusion.

Incentive Stock Options. Except for ISOs granted to stockholders possessing more than ten percent (10%) of the total combined voting power of all classes of our securities to whom such ownership is attributed on the date of grant, or Ten Percent Stockholders, the exercise price of each ISO must be at least 100% of the fair market value of our common stock, based on the closing sales price of our common stock, as determined on the date of grant. ISOs granted to Ten Percent Stockholders must be at an exercise price of not less than 110% of such fair market value.

Each ISO must be exercised, if at all, within 10 years from the date of grant or such lesser period as the Committee may determine, but, within 5 years of the date of grant in the case of ISO’s granted to Ten Percent Stockholders.

The aggregate fair market value (determined as of time of the grant of the ISO) of the common stock with respect to which the ISOs are exercisable for the first time by the optionee during any calendar year shall not exceed $100,000.

Non-Qualified Stock Options. The exercise price of each NSO will be determined by the committee on the date of grant. We have undertaken not to grant any non-qualified stock options under the 2000 Stock Option Plan at an exercise price less than 85% of the fair market value, based on the closing sales price of the common stock, on the date of grant of any non-qualified stock option under the 2000 Stock Option Plan.

The exercise period for each NSO will be determined by the committee at the time such option is granted, but in no event will such exercise period exceed 10 years from the date of grant.

Stock Appreciation Rights. Each SAR granted under the 2000 Stock Option Plan will entitle the holder thereof, upon the exercise of the SAR, to receive from us, in exchange therefor an amount equal in value to the excess of the fair market value of the common stock on the date of exercise of one share of common stock over its fair market value on the date of grant (or in the case of a SAR granted in connection with an option, the excess of the fair market of one share of common stock at the time of exercise over the option exercise price per share under the option to which the SAR relates), multiplied by the number of shares of common stock covered by the SAR or the option, or portion thereof, that is surrendered.

SARs will be exercisable only at the time or times established by the committee. If a SAR is granted in connection with an option, the SAR will be exercisable only to the extent and on the same conditions that the related option could be exercised. The committee may withdraw any SAR granted under the 2000 Stock Option Plan at any time and may impose any conditions upon the exercise of a SAR or adopt rules and regulations from time to time affecting the rights of holders of SARs.

Limit to Options Granted under the 2000 Stock Option Plan. Under Section 162(m) of the Code, which was enacted in 1993, the deductibility for federal income tax purposes of compensation paid to our Chief Executive Officer and the four other most highly compensated executive officers who receive salary and bonus in excess of $100,000 in a particular year is limited to $1,000,000 per year per individual. For purposes of this legislation, compensation expense attributable to stock options and SARs would be subject to this limitation unless, among other things, the option plan under which the options and SARs is granted includes a limit on the number of shares with respect to which awards may be made to any one employee in a fiscal year. Such a potential compensation expense deduction could arise, for example, upon the exercise by one of these executives of a non-statutory option, i.e., an option that is not an incentive stock option qualifying for favorable tax treatment, or upon a disqualifying disposition of stock received upon exercise of an incentive stock option.

In order to exclude compensation resulting from options granted under the 2000 Stock Option Plan from the $1,000,000 limit on deductibility, the Board of Directors has approved a provision in the 2000 Stock Option Plan which will place a 150,000 share limit on the number of options that may be granted under the 2000 Stock Option Plan to an employee in any fiscal year. This limit is subject to appropriate adjustment in the case of stock splits, reverse stock splits and the like. The purpose of this provision, which is intended to comply with Section 162(m) of the Code and the regulations thereunder, is to preserve our ability to deduct in full any compensation expense related to stock options.

Termination of Options and Transferability. In general, any unexpired options and SARs granted under the 2000 Stock Option Plan will terminate: (a) in the event of death or disability, pursuant to the terms of the option agreement or SAR agreement, but not less than 6 months or more than 12 months after the applicable date of such event, (b) in the event of retirement, pursuant to the terms of the option agreement or SAR agreement, but not less than thirty (30) days or more than 3 months after such retirement date, or (c) in the event of termination of such person other than for death, disability or retirement, until 30 days after the date of such termination. However, the committee may in its sole discretion accelerate or extend the exercisability of any or all options or SARs upon termination of employment or cessation of services.

The options and SARs granted under the 2000 Stock Option Plan generally will be non-transferable, except by will or the laws of descent and distribution, except that the Plan committee may permit additional transfers, on a general or specific basis, and may impose conditions and limitations on any such transfers.

Adjustments Resulting from Changes in Capitalization. The number of shares of common stock reserved under the 2000 Stock Option Plan and the number and price of shares of common stock covered by each outstanding option or SAR under the 2000 Stock Option Plan will be proportionately adjusted by the committee for any increase or decrease in the number of issued and outstanding shares of common stock resulting from any stock dividends, split-ups, consolidations, recapitalizations, reorganizations or like events.

Termination of Options and SARs on Merger, Reorganization or Liquidation. In the event of our merger, consolidation or other reorganization, in which we are not the surviving or continuing corporation (as determined by the committee) or in the event of our liquidation or dissolution, all options and SARs granted under the 2000 Stock Option Plan will terminate on the effective date of the merger, consolidation, reorganization, liquidation or dissolution, unless there is an agreement with respect to such transition, which expressly provides for the assumption of such options and SARs by the continuing or surviving corporation.

Amendment or Discontinuance of Stock Option Plan. The Board of Directors has the right to amend, suspend or terminate the 2000 Stock Option Plan at any time. Unless sooner terminated by the Board of Directors, the 2000 Stock Option Plan will terminate on May 14, 2010, the 10th anniversary date of the effectiveness of the 2000 Stock Option Plan.

Amended and Restated 2000 Non-Employee Director Stock Option Plan

General. The Amended and Restated 2000 Non-Employee Director Stock Option Plan, or the 2000 Non-Employee Director Plan, was adopted by the Board of Directors on May 15, 2000, to be effective as of June 1, 2000, and was approved by our stockholders on July 18, 2000. The 2000 Non-Employee Director Plan initially authorized the issuance of up to 250,000 shares of common stock upon the exercise of non-qualified stock options granted to our non-employee directors. The stockholders increased this amount to 650,000 shares on June 10, 2002. As of October 17, 2003, we had granted outstanding and unexpired options to purchase up to 383,750 shares of common stock to eligible persons under the 2000 Non-Employee Director Plan, out of which none had been exercised and 383,750 remained unexercised. An additional 266,250 shares are reserved for issuance under the 2000 Non-Employee Director Plan.

A description of the 2000 Non-Employee Director Plan is set forth below. The description is intended to be a summary of the material provisions of the 2000 Non-Employee Director Plan and does not purport to be complete.

Purpose of the Plan. The purposes of the 2000 Non-Employee Director Plan are to enable us to attract, retain, and motivate our non-employee directors and to create a long-term mutuality of interest between the non-employee directors and our stockholders by granting options to purchase common stock.

Administration. The 2000 Non-Employee Director Plan will be administered by a committee of the Board of Directors, appointed from time to time by the Board of Directors. The committee is intended to consist of two or more directors, each of whom will be non-employee directors as defined in Rule 16b-3 under Section 16(b) of the Exchange Act. If no committee exists which has the authority to administer the 2000 Non-Employee Director Plan, the functions of the committee will be exercised by the Board of Directors. The committee has full authority to interpret the 2000 Non-Employee Director Plan and decide any questions under the 2000 Non-Employee Director Plan and to make such rules and regulations and establish such processes for administration of the 2000 Non-Employee Director Plan as it deems appropriate subject to the provisions of the 2000 Non-Employee Director Plan.

Available Shares. The 2000 Non-Employee Director Plan initially authorized the issuance of up to 250,000 shares of common stock upon the exercise of non-qualified stock options granted to our non-employee directors. The stockholders increased this amount to 650,000 shares on June 10, 2002. In general, if options are for any reason canceled, or expire or terminate unexercised, the shares covered by such options will again be available for the grant of options.

The 2000 Non-Employee Director Plan provides that appropriate adjustments will be made in the number and kind of securities receivable upon the exercise of options in the event of a stock split, stock dividend, merger, consolidation or reorganization.

Eligibility. All of our non-employee directors are eligible to be granted options under the 2000 Non-Employee Director Plan. A non-employee director is a director serving on the Board of Directors who is not then one of our current employees, as defined in Sections 424(e) and 424(f) of the Code.

Grant of Options. As of each January 1 following the effective date of the 2000 Non-Employee Director Plan, commencing January 1, 2001, or the Initial Grant Date, each non-employee director was automatically granted an option to purchase 20,000 shares of common stock in respect of services to be rendered to us as a director during the forthcoming calendar year, subject to the terms of the 2000 Non-Employee Director Plan. Each non-employee director who was first elected to the Board of Directors after June 1, 2000, but prior to January 1, 2001, was granted, as of the date of his election, or First Grant Date, an option to purchase that number of shares equal to the product of (i) 5,000 and (ii) the number of fiscal quarters remaining in our then current fiscal year (including the quarter in which the date of such director’s election falls), subject to the terms of the 2000 Non-Employee Director Plan. As of January 1, 2002 or the First Grant Date, as the case may be, each non-employee director was automatically granted an option to purchase 20,000 shares of common stock, or the Annual Grant. Commencing January 1, 2003, the annual grant will be a nonqualified stock option of 35,000 shares of common stock, pursuant to the approval of the stockholders on June 10, 2002. In other respects the Plan will operate as before January 1, 2003.

The purchase price per share deliverable upon the exercise of an option will be 100% of the fair market value of such shares as follows:

(i) For options issued on the Initial Grant Date, the fair market value will be measured by the closing sales price of the common stock as of the last trading date of the fiscal quarter prior to the Initial Grant Date;

(ii) For options issued on the First Grant Date, the fair market value will be measured by the closing sales price of the common stock as of the First Grant Date; and

(iii) For grants of options issued as of January 1 of any fiscal year, the fair market value will be measured by the closing sales price of the common stock as of the last trading date of the prior year.

Vesting of Options. Options granted under the 2000 Non-Employee Director Plan will vest and become exercisable to the extent of 5,000 shares for each fiscal quarter prior to fiscal 2003, in which such director shall have served at least one day as our director and 8,750 shares for each quarter in fiscal 2003 and beyond.

Options that are exercisable upon a non-employee director’s termination of directorship for any reason except death, disability or cause (as defined in the 2000 Non-Employee Director Plan), prior to the complete exercise of an option (or deemed exercise thereof), will remain exercisable following such termination until the earlier of (i) the expiration of the 90 day period following the non-employee director’s termination of directorship or (ii) the remaining term of the option.

Options that are exercisable upon a non-employee director’s termination of directorship for disability or death, will remain exercisable by the non-employee director or, in the case of death, by the non-employee director’s estate or by the person given authority to exercise such options by his or her will or by operation of law, until the earlier of (i) the first anniversary of the non-employee director’s termination of directorship or (ii) the remaining term of the option.

Upon a non-employee director’s removal from the Board of Directors, failure to stand for reelection or failure to be re-nominated for cause, or if we obtain or discover information after termination of directorship that such non-employee director had engaged in conduct during such directorship that would have justified a removal for cause during such directorship, all outstanding options of such non-employee director will immediately terminate and will be null and void.

The 2000 Non-Employee Director Plan also provides that all outstanding options will terminate effective upon the consummation of a merger, liquidation or dissolution, or consolidation in which we are not the surviving entity, subject to the right of non-employee director to exercise all outstanding options prior to the effective date of the merger, liquidation, dissolution or consolidation.

All options granted to a non-employee director and not previously exercisable become vested and fully exercisable immediately upon the occurrence of a change in control (as defined in the 2000 Non-Employee Director Plan).

Amendments. The 2000 Non-Employee Director Plan provides that it may be amended by the committee or the Board of Directors at any time, and from time to time to effect (i) amendments necessary or desirable in order that the 2000 Non-Employee Director Plan and the options granted thereunder conform to all applicable laws, and (ii) any other amendments deemed appropriate. Notwithstanding the foregoing, to the extent required by law, no amendment may be made that would require the approval of our stockholders under applicable law or under any regulation of a principal national securities exchange or automated quotation system sponsored by the National Association of Securities Dealers unless such approval is obtained. The 2000 Non-Employee Director Plan may be amended or terminated at any time by our stockholders.

Miscellaneous. Non-employee directors may be limited under Section 16(b) of the Exchange Act to certain specific exercise, election or holding periods with respect to the options granted to them under the 2000 Non-Employee Director Plan. Options granted under the 2000 Non-Employee Director Plan are subject to restrictions on transfer and exercise. No option granted under the 2000 Non-Employee Director Plan may be exercised prior to the time period for exercisability, subject to acceleration in the event of our change in control (as defined in the 2000 Non-Employee Director Plan). Although options will generally be nontransferable (except by will or the laws of descent and distribution), the committee may determine at the time of grant or thereafter that an option that is otherwise nontransferable is transferable in whole or in part and in such circumstances, and under such conditions, as specified by the committee.

1995 Non-Qualified Option Plan

On January 2, 1996, we adopted our 1995 Non-Qualified Option Plan for key employees, officers, directors and consultants, and reserved up to 500,000 options to be granted thereunder. The option exercise price is not less than 100% of market value on the date granted; 40% of granted options vest immediately; 30% vest beginning one year after grant; and the remaining 30% vest and may be exercised beginning two years from grant.

No options may be exercised more than 10 years after grant, options are not transferable (other than at death), and in the event of complete termination for cause (other than death or disability) or voluntary termination, all unvested options automatically terminate. Options are no longer granted out of the 1995 Non-Qualified Option Plan. As of October 17, 2003, we had granted outstanding and unexpired options to purchase up to 340,000 shares of common stock to eligible persons under the 1995 Non-Qualified Option Plan, out of which 280,000 had been exercised and 160,000 remained unexercised. An additional 60,000 shares are reserved for issuance under the 1995 Non-Qualified Option Plan.

Other Non-Employee Director Stock Option Plan

On April 10, 1998, our Board of Directors adopted a resolution creating a stock option plan for outside/non-employee members of the Board of Directors. Pursuant to the stock plan, each outside/non-employee director is to receive an annual grant of options, in addition to any other consideration he or she may receive, to purchase up to 20,000 shares of common stock as compensation, at an exercise price equal to the market price of the common stock on the last trading day of the preceding year. The options granted pursuant to this plan vest at the rate of 5,000 options per quarter during each quarter in which such person has served as a member of the Board of Directors. Since we have adopted the 2000 Non-Employee Director Stock Option Plan, we no longer grant options to members of our Board of Directors under this plan. As of October 17, 2003, we had granted outstanding and unexpired options to purchase up to 230,000 shares of common stock to eligible persons under this plan, out of which 25,000 had been exercised and 205,000 remained unexercised.

Other Stock Options

As of October 17, 2003, we had granted outstanding and unexpired options to purchase up to 3,191,063 shares of common stock to certain of our employees, directors and consultants outside of a formal plan, out of which 1,430,397 had been exercised and 1,760,666 remained unexercised.

COMMON STOCK PERFORMANCE GRAPH

Our common stock is listed for trading on The NASDAQ National Market under the symbol “PHMD.” The following stock performance graph illustrates the yearly percentage change in the cumulative total stockholder return on our common stock, compared with the cumulative total return on: (i) the NASDAQ (U.S. Companies) Stock Index (the “NASDAQ U.S. Index”) and (ii) an index (the “Peer Group Index”), based on a peer group (the “Peer Group”) of seven (7) companies selected by us, whose primary business includes the sale and manufacture of electromedical surgical laser devices, during the period from December 31, 1997 through December 31, 2002. From May 10, 2000 until October 5, 2000, our common stock was listed for trading on The NASDAQ Small Cap Market, and during the period from December 31, 1996 until May 9, 2000, our common stock was quoted on the NASD Electronic Bulletin Board under the stock symbol “LSPT.” The stock performance graph set forth above was based on the following data:

COMPANY/INDEX/MARKET	12/31/97	12/31/98	12/31/99	12/31/00	12/31/01	12/31/02
PHOTOMEDEX, INC.	$100.00	$59.15	$236.62	$126.76	$41.69	$43.27
PEER GROUP	100.00	47.51	55.51	30.60	47.64	13.65
NASDAQ U.S. INDEX	100.00	141.04	248.76	156.35	124.64	86.94

The entities included in the Peer Group are: Surgical Laser Technologies, Inc., Eclipse Surgical Technologies, Inc., Lasersight, Inc., PLC Systems, Inc., Spectranetics Corp., Lumenis Ltd. and Candela Corp. We acquired Surgical Laser Technologies, Inc. on December 27, 2002. Surgical laser Technologies, Inc. became our wholly-owned subsidiary and no longer has a publicly-traded market for its securities.

In all cases, the cumulative total return assumes, as contemplated by Commission rules, the investment of $100 at December 31, 1997 in the common stock and the traded securities of the entities which comprise the NASDAQ U.S. Index and the Peer Group Index, and that any cash dividends on the common stock of each entity included in the data presented above were reinvested in that security. We have paid no dividends on our common stock.

All data contained in the stock performance graph and data chart set forth above are derived from sources believed to be reliable, but, because of the possibility of human and mechanical error and other factors, are provided from such sources with no express or implied warranties of any kind, and without any representations, warranties or guarantees as to either the accuracy or timeliness of such data.

Historical stock price performance should not be relied upon as indicative of future stock price performance.

Notwithstanding any reference in our prior or future filings with the Commission which purport to incorporate this Proxy Statement by reference into another filing, such incorporation does not include any material included herein under the caption “Common Stock Performance Graph.”

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

The following table reflects, as of October 17, 2003, the beneficial common stock ownership of: (a) each of our directors, (b) each Named Executive (See “Compensation of Executive Officer and Directors”), (c) each person known by us to be a beneficial holder of five percent (5%) or more of our common stock, and (d) all of our executive officers and directors as a group:

Name and Address Of Beneficial Owner (1)	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned (1)
Richard J. DePiano(2)	121,800	*
Jeffrey F. O’Donnell (3)	679,646	1.77
Dennis M. McGrath (4)	499,458	1.31
Michael R. Stewart (5)	57,690	*
Alan R. Novak (6)	143,601	*
John J. McAtee, Jr. (7)	460,000	1.21
Samuel E. Navarro (8)	231,250	*
Warwick Alex Charlton (9)	265,000	*
Anthony J. Dimun (10)	13,750	*
Cooper Hill Reporting Persons (11)	2,215,883	5.80
SAFECO Reporting Persons (12)	3,500,000	9.19
Corsair Reporting Persons (13)	2,354,406	6.17
All directors and officers as a group (9 persons) (14)	2,472,195	6.25

*	Less than 1%.

(1)	Beneficial ownership is determined in accordance with the rules of the Commission. Shares of common stock subject to options or warrants currently exercisable or exercisable within 60 days of October 17, 2003, are deemed outstanding for computing the percentage ownership of the stockholder holding the options or warrants, but are not deemed outstanding for computing the percentage ownership of any other stockholder. Unless otherwise indicated in the footnotes to this table, we believe stockholders named in the table have sole voting and sole investment power with respect to the shares set forth opposite such stockholder’s name. Unless otherwise indicated, the officers, directors and stockholders can be reached at our principal offices. Percentage of ownership is based on 37,732,389 shares of common stock outstanding as of October 17, 2003.

(2)	Includes 31,800 shares and options to purchase up to 90,000 shares of common stock. Mr. DePiano’s address is 351 East Conestoga Road, Wayne, Pennsylvania 19087.

(3)	Includes 1,000 shares and options to purchase up to 678,646 shares of common stock. Does not include options to purchase up to 221,354 shares of common stock which may vest more than 60 days after October 17, 2003.

(4)	Includes 3,000 shares and options to purchase up to 496,458 shares of common stock. Does not include options to purchase up to 198,542 shares of common stock which may vest more than 60 days after October 17, 2003.

(5)	Includes 1,440 shares and options to purchase 56,250 shares of common stock. Does not include options to purchase up to 168,750 shares of common stock which may vest more than 60 days after October 17, 2003.

(6)	Includes 28,601 shares of common stock and options to purchase up to 115,000 shares of common stock. Mr. Novak’s address is 3050 K Street, NW, Suite 205, Washington, D.C. 20007.

(7)	Includes 320,000 shares and warrants to purchase up to 25,000 shares and options to purchase up to 115,000 shares of common stock. Mr. McAtee’s address is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(8)	Includes 63,334 shares, warrants to purchase up to 6,250 shares and options to purchase up to 161,666 shares of common stock. Mr. Navarro’s address is 135 East 57th Street, 16th Floor, New York, New York 10022.

(9)	Includes 170,000 shares of common stock owned by True North Partners LLC, of which Mr. Charlton may be deemed to be an affiliate, and options to purchase 95,000 shares of common stock. Mr. Charlton’s address is 375 Park Avenue, Suite 2309, New York, New York 10152.

(10)	Includes 5,000 shares of common stock owned by Mr. Dimun and his wife and options to purchase up to 8,750 shares of common stock. Mr. Dimun’s address is 46 Parsonage Hill Road, Short Hills, New Jersey 07078.

(11)	CLSP, L.P., CLSP II, L.P., CLSP/SBS I, L.P. and CLSP/SBS II, L.P. (the “CLSP Partnerships”) are each private investment partnerships, the sole general partner of which is Cooper Hill Partners, LLC (“Cooper Hill LLC”). CLSP, L.P. is the beneficial owner of 574,695 shares of common stock and warrants to purchase up to 142,849 shares. CLSP II, L.P. is the beneficial owner of 493,399 shares of common stock and warrants to purchase up to 122,650 shares. CLSP/SBS I, L.P. is the beneficial owner of 214,313 shares of common stock and warrants to purchase up to 53,278 shares. CLSP/SBS II, L.P. is the beneficial owner of 73,747 shares of common stock and warrants to purchase up to 18,337 shares. As the sole general partner of the CLSP Partnerships, Cooper Hill LLC has the power to vote and dispose of those shares of common stock held by each of the CLSP Partnerships and, accordingly, may be deemed to be the beneficial owner of such shares. Pursuant to an investment advisory contract, Cooper Hill Partners, L.P. (“Cooper Hill LP”) has the power to vote and dispose of 418,552 shares of common stock and warrants to purchase up to 104,063 shares held for the account of CLSP Overseas, Ltd. (“CLSP Ltd.”), and, accordingly, may be deemed to be the beneficial owner of such shares. Jeffrey Casdin (“Casdin,” and collectively with the CLSP Partnerships, Cooper Hill LLC and Cooper Hill LP, the “Cooper Hill Reporting Persons”) is the managing member of Cooper Hill LLC and Casdin Capital, LLC, the managing member of Cooper Hill LP. Accordingly, the Cooper Hill Reporting Persons may collectively be deemed to be the beneficial owners of 2,215,883 shares of common stock, including 1,774,706 shares of common stock and warrants to purchase up to 441,177 shares. Neither the use of the term “Cooper Hill Reporting Persons” nor the aggregation of ownership interests by the Cooper Hill Reporting Persons, as described herein, necessarily implies the existence of a group for purposes of Section 13(d)(3) of the Exchange Act or any other purpose. The foregoing information has been derived from a Schedule 13G filed on behalf of the Cooper Hill Reporting Persons, on October 6, 2003.

(12)

Includes 1,800,000 shares of common stock and warrants to purchase up to 450,000 shares of common stock beneficially owned by SAFECO Common Stock Trust (“SAFECO CST”) and 1,000,000 shares of common stock and warrants to purchase up to 250,000 shares of common stock beneficially owned by SAFECO

Resource Series Trust (“SAFECO RST,” together with SAFECO CST, the “SAFECO Entities”), or an aggregate of 2,800,000 shares of common stock and warrants to purchase up to 700,000 shares of common stock. The SAFECO Entities are both registered investment companies under Section 8 of the Investment Company Act of 1940, as amended. SAFECO Asset Management Company (“SAM”) is a registered investment advisor under Section 203 of the Investment Advisers Act of 1940, as amended, and serves as the investment advisor for each of the SAFECO Entities. SAFECO Corporation (“SAFECO,” and together with SAFECO CST, SAFECO RST and SAM, the “SAFECO Reporting Persons”) is a parent holding company of SAM in accordance with Rule 13d-l(b)(1)(ii)(F) of the Exchange Act. Each of SAFECO and SAM may be deemed to have indirect beneficial ownership of the securities beneficially owned by each of the SAFECO Entities based on their respective ownership or control of the SAFECO Entities; however, each of SAFECO and SAM may disclaim beneficial ownership of these securities for purposes of Sections 13(d) or 13(g) under the Exchange Act. The shares underlying the warrants may be deemed to be beneficially owned by the SAFECO Entities in their respective holdings. The address of the SAFECO Reporting Persons is c/o SAFECO Asset Management Company, 601 Union Street, Suite 2500, Seattle, Washington 98101. The foregoing information has been derived from a Schedule 13G, as amended, filed on behalf of the SAFECO Reporting Persons, on February 13, 2003.

(13)	Corsair Capital Partners, L.P., a Delaware limited partnership (“Corsair Capital Partners”), Corsair Long Short International, Ltd., a Cayman Islands exempted company (“Corsair International”), and Neptune Partners, L.P., a Delaware limited partnership (“Neptune Partners,” and together with Corsair Capital Partners and Corsair International, the “Corsair Entities”), are each private investment funds. Corsair Capital Partners beneficially owns 1,438,601 shares of common stock and warrants to purchase up to 347,794 shares, Corsair International beneficially owns 52,000 shares of common stock and warrants to purchase up to 12,500 shares, and Neptune Partners beneficially owns 401,529 shares of common stock and warrants to purchase up to 80,882 shares. Corsair Capital Management, L.L.C. (“Corsair Capital Management”) is the investment manager of Corsair Capital Partners and Corsair International. As the sole investment manager of Corsair Capital Partners and Corsair International, Corsair Capital Management has the power to vote and dispose of those shares of common stock held by each of Corsair Capital Partners and Corsair International and, accordingly, may be deemed to be the beneficial owner of such shares. Major Capital Management, L.L.C. (“Major Capital Management”) is the general partner of Neptune Partners. As the general partner of Neptune Partners, Major Capital Management has the power to vote and dispose of those shares of common stock held by Neptune Partners and, accordingly, may be deemed to be the beneficial owner of such shares. Jay R. Petschek (“Petschek”) and Steven Major (“Major,” and together with the Corsair Entities, Major Capital Management, Petschek and Major, the “Corsair Reporting Persons”) are the controlling principals of Corsair Capital Management and Steven Major is the controlling principal of Major Capital Management. Mr. Major beneficially owns an additional 21,100 shares of common stock. Accordingly, the Corsair Reporting Persons may collectively be deemed to be the beneficial owners of 2,354,406 shares of common stock, including 1,913,230 shares of common stock and warrants to purchase up to 441,176 shares. Neither the use of the terms “Corsair Entities” or “Corsair Reporting Persons” nor the aggregation of ownership interests by the Corsair Reporting Persons, as described herein, necessarily implies the existence of a group for purposes of Section 13(d)(3) of the Exchange Act or any other purpose. The foregoing information has been derived from a Schedule 13G filed on behalf of the Corsair Reporting Persons, on July 1, 2003.

(14)	Includes 624,175 shares, warrants to purchase up to 31,250 shares and options to purchase 1,816,770 shares of common stock. Does not include options to purchase up to 588,646 shares of common stock which may vest more than 60 days after October 17, 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In the year ended December 31, 2002, we engaged True North Partners, LLC, or True North Partners, to perform marketing consulting services for us, and we also engaged True North Capital Ltd., or True North Capital, to perform financial consulting services for us. True North Capital is a fund management group which provides management and acquisition advisory services with a specialty in the healthcare industry, and True North Partners is a consulting group which also serves as the fund advisor for True North Capital. One of our directors, Warwick Alex Charlton, is a senior member of the executive management staff of each of True North Partners and True North Capital. Mr. Charlton holds approximately 20.3% equity interests in each of True North Partners and True North Capital Another of our directors, John J. McAtee, Jr., holds equity interests of less than 1.0% in each of True North Partners and True

North Capital. Mr. McAtee resigned from the Investment Advisory Board of True North Capital on April 14, 2003. We are advised that True North Partners and True North Capital have common equity ownership, but separate management groups and operations. In the year ended December 31, 2002, we incurred charges of $57,048 and $25,000 for the marketing and financial services from True North Partners and True North Capital, respectively. We are advised that the aggregate fees paid to True North Partners and True North Capital in the year ended December 31, 2002 constituted less than 5% of the consolidated revenues of each of True North Partners and True North Capital during the same period.

We have entered into an agreement with True North Capital (the “TNC Agreement”), dated as of October 28, 2003, pursuant to which True North Capital has agreed to assist us in identifying and evaluating proposed strategic growth transactions relating to the healthcare industry. In the event of the completion of an acquisition or merger transaction, we have agreed to pay True North Capital a “success fee” equal to the greater of: (i) $250,000, or (ii) the sum of (a) 5% of the aggregate purchase, if the aggregate consideration is equal to or greater than $5,000,000 and less than $10,000,000; plus; (b) 3% of the aggregate consideration from $10,000,000 to $50,000,000, plus; (c) 2.5% of the aggregate consideration from $50,000,000 to $100,000,000, plus; (d) 2% of the aggregate consideration from $100,000,000 to $150,000,000, plus; (e) 1.5% of the aggregate consideration in excess of $150,000,000. We have paid True North Capital a one time $20,000 expense reimbursement for the deployment of its personnel and resources in the fulfillment of the goals set forth in the TNC Agreement. The TNC Agreement may canceled upon 30 days’ notice from either party.

We believe that all transactions with our affiliates have been entered into on terms no less favorable to us than could have been obtained from independent third parties. We intend that any transactions with officers, directors and 5% or greater stockholders, following the date of this Proxy Statement, will be on terms no less favorable to us than could be obtained from independent third parties and will be approved by a majority of our independent, disinterested directors and will comply with the Sarbanes-Oxley Act of 2002 and other securities laws and regulations.

MATTERS FOR CONSIDERATION BY STOCKHOLDERS

Proposal 1. Election of Directors.

We currently have seven (7) members on our Board of Directors. All seven (7) members of our current Board of Directors have been nominated for election at the annual meeting to hold office until the next annual meeting or until their successors are elected and qualify, subject to their prior death, resignation or removal. There are no family relationships among any of our directors and executive officers. In the absence of instructions to the contrary, shares of common stock represented by properly executed proxies will be voted for the seven (7) nominees listed herein below, all of whom are recommended by our management and who have consented to be named and to serve if elected.

In the event that any nominee recommended by the nominations committee is unable or declines to serve as a director at the time of the Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board of Directors met or adopted actions by unanimous written consent approximately 5 times during the year ended December 31, 2002. All directors who were members of the Board at the time of the meeting or the action and who are standing for reelection attended 100% of the meetings of the Board.

The Board knows of no reason why any of the nominees will be unavailable or decline to serve as a director. The information presented below is as of the Record Date, and is based in part on information furnished by the nominees and in part from our records.

The affirmative vote of a plurality of the Votes Cast at the Meeting is required to elect the directors nominated below. That means the seven (7) nominees will be elected if they receive more affirmative votes than any other nominees.

The Board of Directors Recommends Voting “FOR” the Election of the Nominees Listed Below.

NOMINEES FOR ELECTION AS DIRECTOR

The following persons have been recommended by our nominations committee and have consented to be named and to serve as members of our Board of Directors if elected. Richard J. DePiano is the Non-Executive Chairman of the Board of Directors. Biographies of persons who all such persons may be reviewed in the section of this Proxy Statement entitled “Directors and Executive Officers.”

Name	Director Since:
Richard J. DePiano	May, 2000
Jeffrey F. O’Donnell	November, 1999
John J. McAtee, Jr.	March, 1998
Alan R. Novak	October, 1997
Samuel E. Navarro	January, 2000
Warwick Alex Charlton	March, 1999
Anthony J. Dimun	October, 2003

Proposal 2. Increase of Authorized Shares of Common Stock.

General

Our current Certificate of Incorporation authorizes the issuance of up to 50,000,000 shares of common stock, par value $0.01 per share. The Board of Directors has adopted a resolution authorizing the necessary amendment to our Certificate of Incorporation to increase the authorized number of shares of our common stock, subject to stockholder approval. The Board of Directors believes that the proposed amendment will provide certain long-term advantages to us and to our stockholders. This Proposal 2 seeks the approval of our stockholders to increase the authorized number of shares of common stock to 75,000,000 shares, par value $0.01 per share.

As of October 17, 2003, we had issued and outstanding 37,732,389 shares of common stock, 4,254,832 shares of common stock reserved for issuance underlying currently issued and outstanding warrants, 4,132,596 shares of common stock reserved for issuance underlying currently issued and outstanding options, 641,612 shares of common stock underlying options not granted but reserved for issuance under certain of our existing stock option plans and 3,238,571 shares of common stock not reserved for specific use and available for future issuances. The Board of Directors has approved an increase in the authorized number of shares of common stock to 75,000,000 shares in order to facilitate our ability to raise capital, to facilitate acquisitions and mergers and to attract qualified employees by offering stock options as incentive compensation for such persons, by authorizing the issuance of additional securities for purposes of effectuating such transactions. See “Proposal 3 – Amendment to Amended and Restated 2000 Stock Option Plan” and “Proposal 4 – Amendment to Amended and Restated 2000 Non-Employee Director Stock Option Plan.”

In the event that the stockholders approve this Proposal 2, the authorized number of shares of common stock will increase from to 50,000,000 shares to 75,000,000 shares and we will have 28,238,571 shares of common stock not reserved for specific use and available for future issuances.

Purpose and Background of the Increase in Authorized Shares

We are proposing to increase the total number of our authorized shares of common stock to 75,000,000 so that we will have sufficient authorized but unissued common stock to permit the exercise of all of our currently outstanding securities, and, in addition, enable us to respond quickly to opportunities to raise capital in public offerings or private placements and issue shares in business combinations. Based on the nearly 46,800,000 shares of common stock that are currently either outstanding or reserved for future issuance, the Board of Directors has determined that the number of unreserved shares of common stock presently available for issuance is not sufficient to provide for future contingencies.

The additional authorized shares may be used for any proper corporate purpose approved by our Board of Directors without further action by stockholders, unless required by law, regulation or the rules of any stock exchange or quotation system on which the common stock is then listed or quoted (currently The Nasdaq National Market System).

Stockholder approval requirements may apply in the case of certain transactions, such as business combination transactions or the adoption of employee benefit plans. If any such shares are to be issued in connection with potential business transactions that independently require stockholder approval, such approval will be sought at the appropriate time. The availability of additional authorized shares will enable our Board of Directors to act with flexibility and dispatch when favorable opportunities arise to enhance our capital structure. Additional shares may be issued in connection with, among other things, the sale of stock to obtain additional funding, the purchase of property, the acquisition or merger of other companies, the use of additional shares for various equity compensation and other employee benefit plans, the declaration of stock splits or distributions, and other bona fide corporate purposes.

We believe that the proposed increase in authorized common stock will make sufficient shares available for use pursuant to the purposes described herein. Other than as specified above and as permitted or required under our employee benefit plans and under outstanding options and warrants, we have no present arrangements, agreements or understandings for the use of the additional shares proposed to be authorized. We reserve the right to seek a further increase in authorized shares from time to time in the future as we consider appropriate.

Effect on Outstanding Common Stock

The additional shares of common stock authorized by the proposed amendment would have the same privileges as the shares of common stock currently authorized and issued. Stockholders do not have preemptive rights under our Certificate of Incorporation and will not have such rights with respect to the additional authorized shares of common stock. The increase in authorized shares would not affect the terms or rights of holders of existing shares of common stock. All outstanding shares of common stock would continue to have one vote per share on all matters to be voted on by the stockholders, including the election of directors. The issuance of any additional shares of common stock may, depending on the circumstances under which those shares are issued, reduce stockholders’ equity per share and, unless additional shares are issued to all stockholders on a pro rata basis, will reduce the percentage ownership of common stock of existing stockholders. In addition, if our Board of Directors elects to issue additional shares of common stock, such issuance could have a dilutive effect on the earnings per share, voting power and shareholdings of current stockholders. We expect, however, to receive consideration for any additional shares of common stock issued, thereby reducing or eliminating any adverse economic effect to each stockholder of such dilution. The proposed increase in the authorized number of shares of common stock will not otherwise alter or modify the rights, preferences, privileges or restrictions of the common stock.

Potential Anti-Takeover Effect

The proposed amendment to increase the number of authorized shares of common stock could, under certain circumstances, have an anti-takeover effect. For example, in the event of a hostile attempt to take over control of us, it may be possible for us to endeavor to impede the attempt by issuing shares of common stock, thereby diluting or impairing the voting power of the other outstanding shares of common stock and increasing the potential costs to acquire control of us. The amendment therefore may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. The proposed amendment may have the effect of permitting our current management, including the current Board of Directors, to retain its position, and place it in a better position to resist changes that stockholders may wish to make if they are dissatisfied with the conduct of our business.

Certain provisions of our charter documents, including provisions eliminating the ability of stockholders to take action by written consent, may have the effect of delaying or preventing changes in control or management, which could have an adverse effect on the market price of our common stock. In addition, our charter documents do not permit cumulative voting, which may make it more difficult for a third party to gain control of our Board of Directors. Further, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which will prohibit us from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, even if such combination is favored by a majority of stockholders, unless the business combination is approved in a prescribed manner. The application of Section 203 also could have the effect of delaying or preventing a change of control or management. Other than the application of Section 203, we do not have any existing provisions of our Certificate of Incorporation or Bylaws, or other present arrangements, agreements or understandings which could be deemed to have material anti-takeover effects.

This Proposal 2 is not being submitted as a result of or in response to any known accumulation of stock or threatened takeover or attempt to obtain control of us by means of a business combination, tender offer, solicitation in opposition to management or otherwise by any person. We have no present plans to implement or propose any additional measures or Bylaws having anti-takeover effects.

Vote Required; Recommendation of the Board of Directors

Under our Certificate of Incorporation and Delaware law, this Proposal 2 to increase the authorized number of shares of common stock in our Certificate of Incorporation must be approved by the affirmative vote of the holders of a majority of the issued and outstanding shares of our common stock.

The Board of Directors Recommends a Vote “FOR” this Proposal.

Proposal 3. Amendment to Amended and Restated 2000 Stock Option Plan.

The Amended and Restated 2000 Stock Option Plan, or the 2000 Stock Option Plan, was adopted by the Board of Directors on May 15, 2000, and was approved by our stockholders on July 18, 2000. We initially reserved for issuance thereunder an aggregate of 1,000,000 shares of common stock and increased this to 2,000,000 shares of common stock, pursuant to the affirmative vote of the stockholders on June 10, 2002. A more complete summary of the 2000 Stock Option Plan is set forth above in the section of this Proxy Statement entitled “Amended and Restated 2000 Stock Option Plan.” As of October 17, 2003, we had granted outstanding and unexpired options to purchase up to 1,748,638 shares of common stock to eligible persons under the 2000 Stock Option Plan, out of which 61,458 had been exercised and 1,723,180 remained unexercised. An additional 215,362 shares are reserved for issuance under the 2000 Stock Option Plan. Stockholders are being asked to approve an amendment to the 2000 Stock Option Plan to increase the number of shares of common stock reserved for issuance under the 2000 Stock Option Plan from 2,000,000 shares to 3,350,000 shares.

The approval of the amendment to the 2000 Stock Option Plan requires the affirmative vote of a majority of the Votes Cast. The general purposes of the 2000 Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our employees and consultants and to promote the success of our business. At present we have nearly exhausted the pool of authorized shares in respect of which we may grant options. Our Board of Directors believes it essential to carrying out our business plan to have the ability to provide new and existing employees with incentives tied to our success. The Board of Directors reserves the right to determine whether to implement the increase in the number of options reserved for issuance under the 2000 Stock Option Plan pursuant to this proposal, depending on certain factors, including without limitation, the approval of the proposal contemplated by Item 2 of this Proxy Statement to increase the number of authorized shares of common stock under our Certificate of Incorporation.

Vote Required; Recommendation of the Board of Directors

The approval of the amendment to the 2000 Stock Option Plan requires the affirmative vote of a majority of the Votes Cast.

The Board of Directors Recommends a Vote “FOR” this Proposal.

Proposal 4. Amendment to Amended and Restated 2000 Non-Employee Director Stock Option Plan.

The Amended and Restated 2000 Non-Employee Director Stock Option Plan, or the 2000 Non-Employee Director Plan, was adopted by the Board of Directors on May 15, 2000, and was approved by our stockholders on July 18, 2000. We initially reserved for issuance thereunder an aggregate of 250,000 shares of common stock and increased this to 650,000 shares of common stock, pursuant to the affirmative vote of the stockholders on June 10, 2002. A more complete summary of the 2000 Non-Employee Director Plan is set forth above in the section of this Proxy Statement entitled “Amended and Restated 2000 Non-Employee Director Stock Option Plan.” As of October 17, 2003, we had granted outstanding and unexpired options to purchase up to 383,750 shares of common stock to eligible persons under the 2000 Non-Employee Director Plan, out of which none had been exercised and 383,750 remained unexercised. An additional 266,250 shares are reserved for issuance under the 2000 Non-Employee Director Plan. Stockholders are being asked to approve an amendment to the 2000 Non-Employee Director Plan to increase the number of shares of common stock reserved for issuance under the 2000 Non-Employee Director Plan from 650,000 shares to 1,000,000 shares.

The approval of the amendment to the 2000 Non-Employee Director Plan requires the affirmative vote of a majority of the Votes Cast. The general purposes of the 2000 Non-Employee Director Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to our non-employee directors and to promote the success of our business. At present we have nearly exhausted the pool of authorized shares in respect of which we may grant options. Our Board of Directors believes it essential to carrying out our business plan to have the ability to provide to our non-employee directors with incentives tied to our success. The Board of Directors reserves the right to determine whether to implement the increase in the number of options reserved for issuance under the 2000 Non-Employee Director Stock Option Plan pursuant to this proposal, depending on certain factors, including without limitation, the approval of the proposal contemplated by Item 2 of this Proxy Statement to increase the number of authorized shares of common stock under our Certificate of Incorporation.

Vote Required; Recommendation of the Board of Directors

The approval of the amendment to the 2000 Non-Employee Director Plan requires the affirmative vote of a majority of the Votes Cast.

The Board of Directors Recommends a Vote “FOR” this Proposal.

OTHER MATTERS

We know of no other matters to be submitted at the Meeting. If any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

By Order of the Board of Directors of

PHOTOMEDEX, INC.

By:	/s/ JEFFREY F. O’DONNELL

Jeffrey F. O’Donnell Chief Executive Officer

Montgomeryville, Pennsylvania

DATED: November 18, 2003

P R O X Y

PHOTOMEDEX, INC.

THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS

For an Annual Meeting of Stockholders

to be held on December 16, 2003

The undersigned stockholder appoints Jeffrey F. O’Donnell and Dennis M. McGrath, or either of them, as proxy with full power of substitution, to vote the shares of voting securities of PhotoMedex, Inc. (“we,” “us” or “our”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held at our office at 147 Keystone Drive, Montgomeryville, Pennsylvania 18936, on December 16, 2003, at 9:00 a.m., local time, and at any adjournments thereof, upon matters properly coming before the meeting, as set forth in the Notice of Annual Meeting and Proxy Statement, both of which have been received by the undersigned. Without otherwise limiting the general authorization given hereby, such proxy is instructed to vote as follows:

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE PROPOSALS INDICATED ON THIS CARD AND AS SUCH PROXIES DEEM ADVISABLE WITH DISCRETIONARY AUTHORITY ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENT OR ADJOURNMENTS THEREOF.

(1)	[	]	FOR all nominees listed herein (except as marked up to the contrary below).

	[	]	WITHHOLD AUTHORITY to vote for all nominees listed below.

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee’s name listed below)

Richard J. DePiano	Jeffrey F. O’Donnell	John J. McAtee, Jr.

Alan R. Novak	Samuel E. Navarro	Warwick Alex Charlton

Anthony J. Dimun

(2)	To consider and vote upon an amendment to our Certificate of Incorporation to increase the authorized number of shares of common stock from 50,000,000 shares to 75,000,000 shares.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

(3)	To approve an amendment to our Amended and Restated 2000 Stock Option Plan to increase the number of shares of our common stock reserved for issuance thereunder from 2,000,000 to 3,350,000 shares.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

(4)	To approve an amendment to our Amended and Restated 2000 Non-Employee Director Stock Option Plan to increase the number of shares of our common stock reserved for issuance thereunder from 650,000 to 1,000,000 shares.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

DATED:

Signature

Signature (if held jointly)

Print Names

Print Names

(Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are jointly held, each holder must sign. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person).

PLEASE CHECK THE BOXES ABOVE, SIGN, DATE AND RETURN THIS PROXY TO STOCK TRANS, INC., 44 WEST LANCASTER AVENUE, ARDMORE, PENNSYLVANIA 19003, ATTN: PROXY SERVICES, IN THE SELF-ADDRESSED ENVELOPE PROVIDED.